C-Chip Technologies Corporation 4710 St. Ambroise, Suite 227, Montreal, Quebec, H4C 2C7 (514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

Research Works, Inc. reports on C-Chip Technologies Corporation

Montreal, May 26, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) wishes to announce that a recent research report on the Company has been published by The Research Works, Inc. The report covers various aspects of the Company, from its business model, product offering, sales & marketing strategies to industry background and competition.

"The Telemetry and M2M industries are growing fast" says Stephane Solis, President and CEO of C-Chip, "It is important that in-depth analyses be prepared by third parties to offer investors pertinent information on the business environment in which we have evolved".

The Research Works reports are distributed to individuals and institutional investors along with stockbrokers who have an interest in fast emerging companies. The research report on C-Chip is also available on the web at www.stocksontheweb.com

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About the C-ChipTM Technology

The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offer significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contacts:

Stephane Solis, President & CEO
C-Chip Technologies Corporation
514-337-2447
ssolis@cchiptech.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.